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                                                                     EXHIBIT 5.1

                          [ROPES & GRAY LLP Letterhead]

                                    May 29, 2003

StemCells, Inc.
3155 Porter Drive
Palo Alto, CA 94304

Ladies and Gentlemen:

         This opinion is furnished to you in connection with the filing of a registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 7,250,000 shares of the Company's common stock, $0.01 par value (the "Common Stock"), of StemCells, Inc., a Delaware corporation (the "Company"). The shares of Common Stock include (a) 4,000,000 shares of the Company's Common Stock issued to The Riverview Group, LLC ("The Riverview Group") pursuant to a Securities Purchase Agreement dated May 7, 2003 between the Company and The Riverview Group (the "Purchase Agreement"), (b) 1,898,000 shares of Common Stock issuable upon exercise of a warrant (the "Warrant") issued to The Riverview Group pursuant to the Purchase Agreement and (c) shares of Common Stock to be issued from time to time to The Riverview Group upon conversion of the 3% Cumulative Convertible Preferred Stock (the "Preferred Stock") (the shares of Common Stock referred to in clauses (a)-(c) are referred to herein as the "Shares"). The Shares are registered for resale by The Riverview Group to the public under the Registration Statement.

         We have acted as counsel for the Company in connection with its issuance and sale of the Preferred Stock and the issuance and sale of the securities pursuant to the Purchase Agreement. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

         We express no opinion as to the applicability of, compliance with or effect of Federal law or the law of any jurisdiction other than The Commonwealth of Massachusetts and the corporate laws of the State of Delaware.

         Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued in accordance with (a) the Purchase Agreement, (b) the Warrant and (c) the terms of the Certificate of Designation of the Preferred Stock, as applicable, they will be validly issued, fully paid and non-assessable.

         We hereby consent to your filing a form of this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption

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"Legal Matters." It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

                                       Very truly yours,
                                       /s/ Ropes & Gray LLP
                                       Ropes & Gray LLP